EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Macatawa Bank Corporation 2006 Stock Compensation Plan and the Macatawa Bank Corporation 2006 Directors’ Stock Compensation Plan, of our report dated February 10, 2006, with respect to the consolidated financial statements of Macatawa Bank Corporation and management's assessment of internal control over financial reporting and the effectiveness of internal control over financing reporting, which reports are included in the 2005 Annual Report on Form 10-K of Macatawa Bank Corporation.

CROWE CHIZEK AND COMPANY LLC /s/ CROWE CHIZEK AND COMPANY LLC

Grand Rapids, Michigan
May 24, 2006